Exhibit 2.1

ASSET PURCHASE AGREEMENT
among
ADVANCED PHOTONIX, INC.

ADVANCED PHOTONIX CANADA, INC.

LUNA INNOVATIONS INCORPORATED
and
OSI OPTOELECTRONICS, INC.
dated as of
July 31, 2018

i

CONTINUED

ii

CONTINUED

iii

CONTINUED

iv

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of July 31, 2018, is entered into between Advanced Photonix, Inc., a Delaware corporation (“API”), and Advanced Photonix Canada, Inc., a corporation incorporated pursuant to the Canada Business Corporations Act (“API Canada”) (and collectively with API, “Sellers” and each a “Seller”) and Luna Innovations Incorporated, a Delaware corporation (“Luna” and collectively with Sellers, the “Seller Group”), and OSI Optoelectronics, Inc., a California corporation (“Buyer”).
RECITALS
WHEREAS, Sellers are engaged through their Luna Optoelectronics division in the business of designing, engineering, and manufacturing photodiode-based optoelectronic components, assemblies and sub-systems for light detection covering the ultraviolet (200nm) to near infrared (1700 nm) optical spectrum where the photodiode is the primary functional element of the assembly/system, including emitters, detectors, and optocouplers and related semiconductor materials, packaging, enclosures, housing, optics, filters, films, electronics (e.g. amplifiers), and scintillation crystals (the “Business”); provided, for purpose of clarity and Section 6.7 below and not implying that Sellers have ever been engaged in conducting the following activities, that the “Business” shall not include (a) the development, design, manufacture or sale of system-level solutions providing signal generation or detection functionality at frequencies ranging from 0.1 to 10 Terahertz and wavelengths ranging from 0.03 to 3 Millimeters, for use in test and measurement, sensing, imaging, security, spectroscopic analysis and material characterization applications or (b) development, design, engineering, manufacture or sale of assemblies, modules, subsystems and instrumentation, including lasers or other emitters, detectors, optics, packaging, enclosures, and electronics, operating in the near- infrared and infrared portions of the spectrum (850nm – 2500 nm), for use in test, measurement or sensing applications, where the photodiode is third-party sourced and is not the primary functional element of the assemblies, modules, subsystems and instrumentation but rather one of numerous functional elements of a system with a higher-level design purpose.
WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Accounts Receivable” has the meaning set forth in Section 2.1(a).
“Acquisition Proposal” has the meaning set forth in Section 6.3(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry (by a Governmental Authority), audit (by a Governmental Authority), notice of violation, proceeding, litigation, citation, summons, subpoena or investigation (by a Governmental Authority) of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 2.8.
“Annual Financial Statements” has the meaning set forth in Section 4.4.
“API” has the meaning set forth in the preamble.
“API Canada” has the meaning set forth in the preamble.
“Apportioned Taxes” has the meaning set forth in Section 6.15.
“Assigned Contracts” has the meaning set forth in Section 2.1(c).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(ii).
“Assignment and Assumption of Lease” has the meaning set forth in Section 3.2(a)(iv).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Balance Sheet” has the meaning set forth in Section 4.4.
“Balance Sheet Date” has the meaning set forth in Section 4.4.
“Benefit Plan” has the meaning set forth in Section 4.20(a).
“Bill of Sale” has the meaning set forth in Section 3.2(a)(i).
“Books and Records” has the meaning set forth in Section 2.1(l).
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Los Angeles, California are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Closing Certificate” has the meaning set forth in Section 7.3(e).

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“Buyer Indemnitees” has the meaning set forth in Section 8.2.
“Cap” has the meaning set forth in Section 8.4(c) .
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the open of business on the Closing Date.
“Closing Working Capital Statement” has the meaning set forth in Section 2.6(a)(i).
“Closing Working Capital Statement Review Period” has the meaning set forth in Section 2.6(b)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, purchase orders and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Current Assets” means the current assets of the Business in the line items set forth on Section 2.6(a)(i) of the Disclosure Schedules which are marked to be “included” and only to the extent acquired pursuant to the terms of this Agreement; provided, however, that such items shall exclude (i) the impact of Topic 606, Revenue from Contracts with Customers, and (ii) any receivables which have been outstanding for at least 120 days.
“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Section 2.6(a)(i) of the Disclosure Schedules which are marked to be “included” and only to the extent assumed pursuant to the terms of this Agreement; provided, however, that such items shall exclude the impact of Topic 606, Revenue from Contracts with Customers.
“Direct Claim” has the meaning set forth in Section 8.5(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.6(b)(iii).
“Dollars” or “$” means the lawful currency of the United States.
“Earn-Out Event” has the meaning set forth in Section 2.7(a).
“Earn-Out Payment” has the meaning set forth in Section 2.7(a).

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“Earn-Out Review Period” has the meaning set forth in Section 2.7(b)(ii).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contract or agreement which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation and other similar rights).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Contracts” has the meaning set forth in Section 2.2(b).
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Export Authorizations” means all licenses, Permits, certifications, or other approvals relating to export controls issued by a Governmental Authority authorizing the export, reexport, or transfer of items, software, technology, technical data or services.
“Export Authorization Applications” means all requests for Export Authorizations currently in process with a Governmental Authority.
“Financial Statements” has the meaning set forth in Section 4.4.
“FIRPTA Certificate” has the meaning set forth in Section 7.2(j).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Government Contracts” means any Contract with, and all outstanding quotations, bids, offers or proposals made by a Seller which, if accepted or awarded, would result in a Contract with, any United States Governmental Authority, contractor or higher-tier subcontractor where a United States Governmental Authority is the end customer for such Contract.
“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

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“Indebtedness” means (a) the outstanding principal amount and other payment obligations (including any premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations), under any obligations (i) for borrowed money; or (ii) evidenced by notes, bonds, debentures or similar instruments; (b) all payment obligations under any interest rate, currency, swap, caps, collars or other hedging agreements; (c) all capital lease obligations; (d) all obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (e) all “earn-out”, contingent purchase price, deferred purchase price or similar contingent payment obligations under any Contract that relates to the acquisition of any business of Sellers; (f) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (g) all obligations in respect of accrued or declared but unpaid dividends or other distributions; (h) all obligations (contingent or otherwise), under any letters of credit, performance bonds, surety bonds, corporate guarantees or similar instruments under which advances or other amounts have been drawn; and (i) the amount of any guaranty of each of the foregoing and all accrued interest in respect of each of the foregoing entered into or incurred after the date of this Agreement.
“Indemnified Party” has the meaning set forth in Section 8.5.
“Indemnifying Party” has the meaning set forth in Section 8.5.
“Independent Accountant” has the meaning set forth in Section 2.6(b)(iii).
“Insurance Policies” has the meaning set forth in Section 4.16.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world and all rights in, arising out of, or associated therewith: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, renewals, extensions, nationalizations, validations, counterparts (domestic or foreign), or restorations of any of the foregoing (regardless of lapse, expiration or abandonment status), and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) together with industrial designs, registrations, applications for registration, and renewals thereof (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems,

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applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (h) all other intellectual or industrial property.
“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that relates to or is used or held for use in the conduct of the Business to which a Seller is a party, beneficiary or otherwise bound, excluding for this purpose (i) Standard Product Terms and (ii) commercially available Software that constitutes Open Source Materials or off-the-shelf or shrinkwrap Software licenses or licenses of Software supplied with equipment or office computers, in each case with annual fees of less than $5,000 per year (“Standard Licenses”).
“Intellectual Property Assets” means all Intellectual Property that is owned by a Seller or Seller Affiliate and relates to or is used or held for use in the conduct of the Business, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to such Seller with respect to such Intellectual Property; and (ii) claims and causes of action, whether known or unknown, with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages (including attorneys’ fees), restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.
“Intellectual Property Assignments” has the meaning set forth in Section 3.2(a)(iii).
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.
“Interim Balance Sheet” has the meaning set forth in Section 4.4.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.4.
“Interim Financial Statements” has the meaning set forth in Section 4.4.
“International Trade Applicable Laws and Regulations” means all applicable Laws concerning the importation of merchandise, export controls, economic or financial sanctions, and anti-bribery, including: (i) regulations issued or enforced by and programs administered by the United States Customs and Border Protection, (ii) the International Emergency Economic Powers Act, as amended, (iii) the Arms Export Control Act of 1976, as amended, (iv) the International Traffic in Arms Regulations (“ITAR”), (v) any other export controls administered by an agency of the United States government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, (vi) the embargoes and restrictions administered by the United States Department of Treasury Office of Foreign Sellers Control (“OFAC”), (vii) the Foreign Corrupt Practices Act (“FCPA”) or any other applicable anti-bribery or anti-corruption applicable Law, (viii) the anti-boycott regulations administered by the United States Department of Commerce and the anti-boycott regulations administered by the United States

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Department of Treasury, (ix) North American Free Trade Agreement legislation and regulations of the United States, Canada, and Mexico, (x) U.S. antidumping and countervailing duty laws, and (xi) other applicable Laws adopted by the governments or agencies of other countries relating to the same subject matter as the laws described above that apply to the Sellers (to the extent related to the Business).
“Inventory” has the meaning set forth in Section 2.1(b).
“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge, after due inquiry, of Jean-Pierre Maufras, Scott A. Graeff and Dale E. Messick.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.10(b).
“Leases” has the meaning set forth in Section 4.10(b).
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include indirect, consequential, special or punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.
“Luna” has the meaning set forth in the preamble.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (v) any changes in applicable Laws or accounting rules, including GAAP; provided further, however, that any event, occurrence, fact, condition or change referred to in clause (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

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“Material Contracts” has the meaning set forth in Section 4.7(a).
“Material Customers” has the meaning set forth in Section 4.15(a).
“Material Suppliers” has the meaning set forth in Section 4.15(b).
“Multiemployer Plan” has the meaning set forth in Section 4.20(b).
“Net Revenues” means (a) the gross invoiced price for each sale of Seller Products in an arm’s length transaction made by Buyer or its Affiliates, minus (b) the sum of (i) credits or refunds for Seller Products, (ii) rebates, discounts or allowances to customers with respect to such sale, (iii) any sales, excise or output value added taxes which are included in such invoice price, and (iv) any freight, insurance and other charges which are included in such invoice price. For purposes of this Agreement, a sale of Seller Products made by Buyer or its Affiliates shall be deemed to occur at such time as Buyer or its Affiliates recognizes revenue from the sale of comparable products in accordance with GAAP; provided, however, that a sale shall not be deemed to have occurred, and shall not be included in the Net Revenues if Buyer or its Affiliates wrote off as uncollectible the receivable arising from such sale.
“Net Revenues Calculation Statement” has the meaning set forth in Section 2.7(b)(i).
“Net Revenues Calculation Objection Notice” has the meaning set forth in Section 2.7(b)(ii).
“Open Source Materials” means any material (including Software) that contains, or is derived in any manner (in whole or in part) from, any Software or other material that is distributed as free or open source (e.g., under a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License), or pursuant to similar licensing and distribution models (as presently conducted and as proposed to be conducted).
“Ordinary Warranty Obligations” has the meaning set forth in Section 2.2(c).
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 4.8.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personally Identifiable Information” means, with respect to any natural Person, such person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access

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codes or passwords, or other information that allows the identification of or could be used to identify such Person or enables access to or could be used to enable access to such Person’s financial information.
“Post-Closing Adjustment” has the meaning set forth in Section 2.6(a)(ii).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.5.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Qualified Benefit Plan” has the meaning set forth in Section 4.20(c).
“Quebec Employees” means those three employees listed in Section 4.21(a) of the Disclosure Schedules as being located in Canada.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Resolution Period” has the meaning set forth in Section 2.6(b)(ii).
“Restricted Period” has the meaning set forth in Section 6.7(a).
“Seller” and “Sellers” have the meaning set forth in the preamble.
“Seller Closing Certificate” has the meaning set forth in Section 7.2(h).
“Seller Indemnitees” has the meaning set forth in Section 8.3.
“Seller Products” has the meaning set forth in Section 4.13.
“Standard Product Terms” has the meaning set forth in Section 4.13.
“Standards Agreements” has the meaning set forth in Section 4.11(i).
“Standards Body” has the meaning set forth in Section 4.11(i).
“Statement of Objections” has the meaning set forth in Section 2.6(b)(ii).
“Tangible Personal Property” has the meaning set forth in Section 2.1(e).
“Target Working Capital” means $3,380,000.

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“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, including any liability therefor as a transferee (including under Section 6901 of the Code), as a result of Treasury Regulation Section 1.1502-6, or in each case, any similar provision under applicable Law, or as a result of any Tax sharing or similar agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or credit or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“TeraMetrix” means TeraMetrix, LLC, a Delaware limited liability company.
“Territory” means the entire world.
“Third Party Claim” has the meaning set forth in Section 8.5(a).
“Transaction Documents” means the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Assignment and Assumption of Lease, the Transition Services Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.
“Transition Services Agreement” has the meaning set forth in Section 3.2(a)(v).
“Undisputed Amounts” has the meaning set forth in Section 2.6(b)(iii).
“Union” has the meaning set forth in Section 4.21(b).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

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(a)    all accounts or notes receivable held by Sellers, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);
(b)    all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);
(c)    all Contracts, including Intellectual Property Agreements, including without limitation, the Contracts set forth on Section 2.1(c) of the Disclosure Schedules (the “Assigned Contracts”);
(d)    all Intellectual Property Assets and all tangible embodiments thereof (including media with Software thereon that is within the Intellectual Property Assets);
(e)    all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);
(f)    the Leased Real Property;
(g)    all Permits, including Environmental Permits, which are held by Sellers and required for the conduct of the Business or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.18(b) and Section 4.19(b) of the Disclosure Schedules;
(h)    all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
(i)    all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes covering any post-Closing period);
(j)    all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(k)    all insurance proceeds, if any, which may be recoverable pursuant to Section 6.18;
(l)    originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, budgets, projections, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual

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Property Agreements, and copies of personnel records and other records that any Seller is required by law to retain in its possession (“Books and Records”); and
(m)    all goodwill and the going concern value of the Business.
In addition, subject to the terms and conditions set forth herein, at the Closing, Luna shall, on behalf of itself and its Affiliates, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Luna, free and clear of any Encumbrances, the Patents and internet domain names identified in Section 4.11 of the Disclosure Schedules and all other Intellectual Property Assets that it owns by virtue of employing Seller personnel, or on account of any confidentiality and/or Intellectual Property invention assignment agreements with employees of a Seller, or Intellectual Property agreements with contractors of a Seller.
2.2    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):
(a)    cash and cash equivalents;
(b)    Contracts, including Intellectual Property Agreements, that are listed on Section 2.2(b) of the Disclosure Schedules (the “Excluded Contracts”);
(c)    all Equity Interests of Sellers and their Subsidiaries;
(d)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of any Seller and, subject to providing true and correct copies to Buyer, all personnel records and other records that any Seller is required by law to retain in its possession;
(e)    all Benefit Plans and assets attributable thereto;
(f)    the assets, properties and rights specifically set forth on Section 2(f) of the Disclosure Schedules;
(g)    the rights which accrue or will accrue to Sellers under this Agreement and the Transaction Documents;
(h)    all insurance policies and benefits and rights thereunder except as specified in Section 2.1(k);
(i)    all rights and control of its attorney-client privilege and any other related rights vis a vis its legal counsel;
(j)    all claims for refund of Taxes or prepaid Taxes for a Pre-Closing Tax Period and other governmental charges of whatever nature;
(k)    intercompany balances and accounts between any Seller and its Affiliates;
(l)    Vantage (ERP) business system; and
(m)    The assets of TeraMetrix.

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2.3    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers relating to the Business (collectively, the “Assumed Liabilities”), and no other Liabilities:
(a)    all trade accounts payable of Sellers to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Balance Sheet Date or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;
(b)    all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Sellers on or prior to the Closing;
(c)    all warranty obligations for Seller Products sold pursuant to Standard Product Terms (“Ordinary Warranty Obligations”); and
(d)    any other Current Liabilities which are in line items set forth on Schedules 2.6(a)(i) of the Disclosure Schedules which are marked to be “included.”
No assumption by Buyer of any of the Assumed Liabilities shall relieve or be deemed to relieve Sellers from any Liability under this Agreement with respect to any representations, warranties, covenants or other agreements made by Sellers to Buyer in this Agreement.
2.4    Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)    any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Document and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(b)    any Liability for (i) Taxes of Sellers (or any stockholder or Affiliate of Sellers) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Sellers pursuant to Section 6.14; or (iii) other Taxes of a Seller (or any stockholder or Affiliate of a Seller) of any kind or description (including any Liability for Taxes of a Seller (or any stockholder or Affiliate of a Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);
(c)    any Liabilities relating to or arising out of the Excluded Assets;

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(d)    any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;
(e)    other than Ordinary Warranty Obligations, any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by a Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Sellers;
(f)    other than Ordinary Warranty Obligations, any recall, design defect or similar claims of any products manufactured or sold or any service performed by Sellers;
(g)    any Liabilities of a Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of a Seller;
(h)    any Liabilities of a Seller, whether arising prior to, on or following the Closing Date, for any present or former employees, officers, directors, retirees, independent contractors or consultants of a Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, paid time off, workers’ compensation, severance, retention, termination, change of control or other payments and benefits;
(i)    any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of a Seller prior to Closing;
(j)    any trade accounts payable of a Seller (i) to the extent not accounted for on the Interim Balance Sheet, other than those that arose after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice; (ii) which constitute intercompany payables owing to Affiliates of a Seller; (iii) which constitute Indebtedness; or (iv) which did not arise in the ordinary course of business;
(k)    any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to a Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;
(l)    any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of a Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.3 as Seller Indemnitees;
(m)    any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement (subject to Section 2.10); or (ii) to the extent such Liabilities arise out of or relate to a breach by a Seller of such Contracts prior to Closing;

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(n)    any Liabilities associated with Indebtedness of a Seller and/or the Business; and
(o)    any Liabilities arising out of, in respect of or in connection with the failure by a Seller or any of its Affiliates to comply with any Law or Governmental Order.
In furtherance of the foregoing, Sellers shall repay any Indebtedness at or prior to the Closing as may be necessary to release or remove any Encumbrances (other than Permitted Encumbrances) with respect thereto on the Purchased Assets.
2.5    Purchase Price. The aggregate purchase price for the Purchased Assets shall be $17,500,000, subject to adjustment pursuant to Section 2.6 and Section 2.7 (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided in Sections 2.7 and 3.2.
2.6    Purchase Price Adjustment.
(a)    Post-Closing Adjustment.
(i)    Within 75 Business Days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of Closing Working Capital, which statement and calculation shall be substantially in the form of Section 2.6(a)(i) of the Disclosure Schedules and in accordance with the accounting principles and any methods of adjustments reflected therein (the “Closing Working Capital Statement”) and otherwise in accordance with GAAP.
(ii)    The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Target Working Capital, but only if the difference is $100,000 or greater. If the Post-Closing Adjustment is a positive number of $100,000 or greater, Buyer shall pay to Sellers an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number of $100,000 or greater, Sellers and Luna shall jointly and severally pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment. For purpose of clarity, if the difference is $100,000 or greater, the full amount of the difference is payable, not just the amount in excess of $100,000.

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(b)    Examination and Review.
(i)    Examination. After receipt of the Closing Working Capital Statement, Luna, on behalf of Sellers, shall have 45 days (the “Closing Working Capital Statement Review Period”) to review the Closing Working Capital Statement; provided, however, that prior to the expiration of the Closing Working Capital Statement Review Period, Buyer shall have the right to submit a revised Closing Working Capital Statement, in which event, such revised Closing Working Capital Statement Review Period shall constitute the Closing Working Capital Statement Review Period and the Closing Working Capital Statement Review Period shall commence upon the delivery of such revised Closing Working Capital Statement Review Period. During the Closing Working Capital Statement Review Period, Luna and its accounting representatives shall have reasonable access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Luna may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer. If Buyer conducts a physical count of Inventory contemporaneously with Closing for purpose of preparing the Closing Working Capital Statement, Buyer will coordinate with Sellers to allow their Representative(s) to observe and participate.
(ii)    Objection. On or prior to the last day of the Closing Working Capital Statement Review Period, Luna, on behalf of Sellers, may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Luna fails to deliver the Statement of Objections before the expiration of the Closing Working Capital Statement Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Luna delivers the Statement of Objections before the expiration of the Closing Working Capital Statement Review Period, Buyer and Luna shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Luna, shall be final and binding on the parties.
(iii)    Resolution of Disputes. If Luna and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ accountants or Buyers’ accountants jointly selected by Buyer and Luna (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute

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by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.
(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and Buyer, on the other hand, based upon the percentage of the Disputed Amounts not awarded to Sellers or Buyer, respectively, bears to the aggregate Disputed Amounts.
(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.
(vi)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Luna, as the case may be.
(c)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
2.7    Earn-Out.
(a)    Earn-Out Event. As additional consideration for the Purchased Assets, if and only if, within 18 months of the Closing Date, the Net Revenues from the sale of Seller Products by Buyer and its Affiliates are:

(i)	at least $22,080,000 (the “Earn-Out Event”) but less than $22,310,000, Buyer shall pay to Sellers the sum of $200,000;

(ii)	if such Net Revenues are at least $22,310,000, but less than $22,540,000, Buyer shall pay to Sellers the sum of $400,000;

(iii)	if such Net Revenues are at least $22,540,000, but less than $22,770,000, Buyer shall pay to Sellers the sum of $600,000;

(iv)	if such Net Revenues are at least $22,770,000, but less than $23,000,000, Buyer shall pay to Sellers the sum of $800,000; or

(v)	if such Net Revenues are at least $23,000,000, then Buyer shall pay to Sellers the sum of $1,000,000 (such payment or any of the payments under clauses (i) – (iv), the “Earn-Out Payment”).

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(b)    Procedures Applicable to Determination of the Earn-Out Event.
(i)    On or before the last day of the 21st calendar month following the Closing Date, Buyer shall prepare and deliver to Luna a written statement (the “Net Revenues Calculation Statement”) setting forth in reasonable detail its determination of Net Revenues for the 18 month period immediately following the Closing Date.
(ii)    If the Net Revenues Calculation Statement reflects Net Revenues for such 18 month period of less than $23,000,000, Luna shall have 30 days after receipt of the Net Revenues Calculation Statement (in each case, the “Earn-Out Review Period”) to review the Net Revenues Calculation Statement. During the Earn-Out Review Period, Luna and its Representatives shall have the right to inspect Buyer’s books and records relating to the sale of Seller Products during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determination of Net Revenues; provided, that (A) such access shall be in a manner that does not interfere with the normal business operations of Buyer and (B) the Persons conducting such inspection execute a confidentiality agreement in form reasonably satisfactory to Buyer. Prior to the expiration of the Earn-Out Review Period, Luna may object to the calculation of Net Revenues set forth in the Net Revenues Calculation Statement by delivering a written notice of objection (a “Net Revenues Calculation Objection Notice”) to Buyer. Any Net Revenues Calculation Objection Notice shall specify the items in the applicable Net Revenues Calculation disputed by Luna and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Luna fails to deliver a Net Revenues Calculation Objection Notice to Buyer prior to the expiration of the Earn-Out Review Period, then the Net Revenues Calculation set forth in the Net Revenues Calculation Statement shall be final and binding on the parties hereto. If Luna timely delivers a Net Revenues Calculation Objection Notice, Buyer and Luna shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Net Revenues for such period. If Buyer and Luna are unable to reach agreement within 60 days after such an Net Revenues Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Net Revenues Calculation as promptly as practicable, but in no event greater than 60 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Net Revenues Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Luna shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Luna, and not by independent review. The resolution of the dispute and the calculation of Net Revenues that is the subject of the applicable Net Revenues Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. If Net Revenues for such period as determined by the Independent Accountant are (i) either less than $22,080,000 or the determination by the Independent Accountant does not result in Sellers receiving an Earn-Out Payment amount that is greater than the Earn-Out Payment amount payable under the Net Revenues Calculation Statement, Luna shall bear all of the fees and expenses of the Independent Accountant; (ii) $22,080,000 to $22,999,999 and the determination by the Independent

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Accountant does result in Sellers receiving an Earn-Out Payment amount that is greater than the Earn-Out Payment amount payable under the Net Revenues Calculation Statement, the fees and expenses of the Independent Accountant shall be borne by Luna and Buyer in proportion to the amounts by which their respective calculations of Net Revenues differ from Net Revenues as finally determined by the Independent Accountant; and (iii) $23,000,000 or greater, Buyer shall bear all of the fees and expenses of the Independent Accountant.
(iii)    Earn-Out Payment. If a determination has been made by Buyer or, pursuant to Section 2.7(b), by the Independent Accountant, that the Earn-Out Event has occurred, then subject to Section 2.7(d), the Earn-Out Payment shall be paid no later than ten Business Days following the date of either the Net Revenues Calculation Statement if it reflects that the Earn-Out Event has occurred or the date the Independent Accountant notifies the parties that it has determined that the Earn-Out Event has occurred. If payable hereunder, Buyer shall pay to Sellers the Earn-Out Payment in cash by wire transfer of immediately available funds to such bank account for Sellers as is directed by Luna in writing. If the Earn-Out Event has not occurred (i.e. Net Revenues for the 18 month period following the Closing Date is less than $23,000,000), no Earn-Out Payment shall be due or payable.
(c)    Post-Closing Operation. Subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Business, including, but not limited to, determining which of the Seller Products to continue to make available, the pricing of the Seller Products and decisions regarding manufacturing of Seller Products, acceptance of orders, sales policies and credit terms, and the ability to discontinue operations; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the intended effect of avoiding the Earn-out Payment. Notwithstanding the foregoing, Buyer has no obligation to operate the Business in order to achieve the Earn-out Payment.
(d)    Right of Set-Off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.7 the amount of any Losses to which any Buyer Indemnified Party may be entitled under Section 8.6 of this Agreement.
(e)    No Security. The parties hereto understand and agree that (i) the contingent right to receive the Earn-out Payment shall not be represented by any form of certificate or other instrument, is not transferable, and does not constitute an equity or ownership interest in Buyer, (ii) Sellers shall not have any rights as a security holder of Buyer as a result of Sellers’ contingent right to receive the Earn-Out Payment hereunder, and (iii) no interest is payable with respect to the Earn-Out Payment.
(f)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.7 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
2.8    Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within 180 days following the Closing Date. If Sellers notify Buyer in writing that Sellers

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object to one or more items reflected in the Allocation Schedule, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 45 days following the delivery of the Allocation Schedule, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Sellers and Buyer. Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.6 or Section 2.7 shall be allocated in a manner consistent with the Allocation Schedule.
2.9    Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.
2.10    Third Party Consents. To the extent that a Seller’s rights under any Material Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and upon the request of Buyer, such Seller, at its expense, shall use its commercially reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, such Seller, to the maximum extent permitted by law and in respect of the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder, shall enforce, at the request of and for the account of the Buyer at Buyer’s expense, any rights of Sellers or their Affiliates arising thereunder against any Person, including the right to elect to terminate in accordance with the terms thereof upon the direction of the Buyer and shall cooperate, to the maximum extent permitted by Law and in respect of the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. To the extent Buyer is provided with the benefits of any such Purchased Asset, Buyer shall perform, at the direction of Sellers, the obligations of Sellers or their Affiliates thereunder. To the extent that any Assumed Liability relates to any such Purchased Asset, Sellers shall bear all of the costs arising from such Assumed Liability until such Purchased Asset is transferred and assigned to Buyer or Buyer obtains all the benefits of such Purchased Asset under this Section 2.10; provided, that to the extent Buyer obtains a portion of the benefits of such Purchased Asset, Buyer shall bear a pro rata portion of the costs arising from the related Assumed Liability. To the extent that any Intellectual Property Registration owned by a Seller cannot be assigned and transferred by Sellers, then Sellers hereby grant Buyer an irrevocable, perpetual, worldwide, fully-paid up, royalty-free, exclusive license, with the right to sublicense through multiple tiers and to enforce, to make, have made, use, sell, offer to sell, import, export, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise practice, exploit or utilize in any manner such Intellectual Property Asset. If and when such consents are obtained, the applicable Seller shall promptly assign, transfer, convey and deliver the applicable Purchased Asset to Buyer and execute such transfer document as may be reasonably requested by Buyer. Notwithstanding any provision in this Section 2.10 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.2(d) unless and until Buyer either provides written waivers

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thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing. For ease of reference, this Section 2.10 does not apply to Standard Licenses.
ARTICLE III
CLOSING
3.1    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 10100 Santa Monica Blvd., Suite 2200, Los Angeles, California 90067 at 10:00 a.m., Pacific time, on the third Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.
3.2    Closing Deliverables.
(a)    At the Closing, Sellers shall deliver to Buyer the following:
(i)    a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Sellers, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;
(ii)    an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;
(iii)    assignments in the form of Exhibit C hereto (the “Intellectual Property Assignments”) and duly executed by Sellers, transferring all of Sellers’ right, title and interest in and to the Intellectual Property Assets to Buyer;
(iv)    with respect to the Lease of Real Property, an Assignment and Assumption of Lease in the form of Exhibit D hereto (the “Assignment and Assumption of Lease”) and duly executed by Sellers;
(v)    the Transition Services Agreement in the form of Exhibit E hereto (the “Transition Services Agreement”) and duly executed by Sellers;
(vi)    the Seller Closing Certificate;
(vii)    the FIRPTA Certificate;
(viii)    the certificates of the Secretary or Assistant Secretary of Sellers required by Section 7.2(i);
(ix)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

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(x)    an assignment for the Patents identified in Section 4.11 of the Disclosure Schedules in the form of Exhibit F hereto and duly executed by Luna.
(b)    At the Closing, Buyer shall deliver to Sellers the following:
(i)    $17,500,000 by wire transfer of immediately available funds to the account designated in a consent letter to be executed by Silicon Valley Bank, Seller Group and Terametrix in form satisfactory to Buyer; provided, however, that Buyer shall have no obligation to initiate such wire until its receipt of such fully executed consent letter;
(ii)    the Assignment and Assumption Agreement duly executed by Buyer;
(iii)    the Assignment and Assumption of Lease duly executed by Buyer;
(iv)    the Transition Services Agreement duly executed by Buyer;
(v)    the Buyer Closing Certificate; and
(vi)    the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.3(f).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.
4.1    Organization and Qualification of Seller.
(a)    Each of the Sellers is a corporation or other business organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business.
(b)    Section 4.1(b) of the Disclosure Schedules sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business makes such licensing or qualification necessary.
4.2    Authority of Seller.
Each Seller has full corporate power and authority to enter into this Agreement and the Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any Transaction Documents to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement has been duly

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executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). When each Transaction Document to which a Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
4.3    No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except with respect to Standard Licenses and as set forth in Section 4.3 of the Disclosure Schedules, conflict with or require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default or an event that, with or without, notice or lapse of time or any cure period or the like, or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or Permit to which a Seller is a party or by which a Seller or the Business is bound or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to a Seller in connection with the execution and delivery of this Agreement or any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
4.4    Financial Statements. Complete copies of the unaudited combined financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2014, 2015, 2016 and 2017 and the related statements of income and retained earnings for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at June 30    , 2018 and the related statements of income and retained earnings for the six (6) month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are set forth in Section 4.4 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially

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from those presented in the Annual Financial Statements). The Financial Statements are (a) complete and correct in all material respects, (b) were prepared in accordance with the books and records of the Sellers, and (c) fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of June 30, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Sellers maintain a standard system of accounting for the Business established and administered in accordance with GAAP.
4.5    Undisclosed Liabilities. Sellers have no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (c) those that are Excluded Liabilities, and (d) those that are disclosed as Current Liabilities in the Closing Working Capital Statement.
4.6    Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.6 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:
(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(c)    Sellers have not written up or written down any Purchased Asset or revalued their Inventory;
(d)    material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(e)    entry into any Contract that would constitute a Material Contract;
(f)    incurrence, assumption or guarantee of any Indebtedness in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(g)    transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;
(h)    cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

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(i)    transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);
(j)    abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality of any Trade Secrets included in the Intellectual Property Assets;
(k)    material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;
(l)    acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;
(m)    material capital expenditures which would constitute an Assumed Liability;
(n)    imposition of any Encumbrance upon any of the Purchased Assets;
(o)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, termination, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements that have been provided to the Buyer or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;
(p)    hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;
(q)    adoption, modification or termination of any: (i) employment, severance, termination, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(r)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;
(s)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(t)    purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire

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term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; and
(u)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
4.7    Material Contracts.
(a)    Section 4.7(a) of the Disclosure Schedules lists each of the following Contracts of any Seller (x) by which any of the Purchased Assets are bound or affected or (y) to which a Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of the leased Real Property listed or otherwise disclosed in Section 4.10(b) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):
(i)    all Contracts involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled without penalty or without more than 30 days’ notice;
(ii)    all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;
(iii)    all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;
(vi)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 30 days’ notice;
(vii)    except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees);
(viii)    all Government Contracts;
(ix)    all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)    all joint venture, partnership or similar Contracts;

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(xi)    all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(xii)    all powers of attorney with respect to the Business or any Purchased Asset (other than those provided in the ordinary course of business for shipping and freight purposes);
(xiii)    all collective bargaining agreements or Contracts with any Union;
(xiv)    all outstanding Contracts with any customer or supplier that involves the payment by or to a Seller (to the extent related to the Business) of more than $50,000; and
(xv)    all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.7.
(b)    Each Material Contract is valid and binding on a Seller in accordance with its terms and is in full force and effect, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). None of Sellers or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged in writing to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with or without, notice or lapse of time or any cure period or the like, or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.
(c)    Sellers have delivered to Buyer a correct and complete description, as of June 30, 2018, of all of the open customer orders (whether verbal or written) relating to the Business, including identification of the customer, the dollar amount of such order and the payment terms.
(d)    Sellers have delivered to Buyer a correct and complete description, as of June 30, 2018, of all of the open production orders (whether verbal or written) relating to the Business placed with suppliers, including identification of the supplier, the dollar amount of such order and the payment terms.
(e)    Sellers have delivered to Buyer a correct and complete description, as of June 30, 2018, of all outstanding quotations, bids or proposals (whether verbal or written) relating to the Business that, if accepted or awarded, would lead to a Material Contract.
(f)    Sellers have no further obligations under that certain Technical Assistance Agreement defined by the International Traffic in Arms Regulation in respect of Luna Optoelectronics and Elbit Systems.

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4.8    Title to Purchased Assets.
(a)    Sellers and Luna have good and valid title to all Intellectual Property Assets, and Sellers have good and valid title, or a valid leasehold interest in, all of the other Purchased Assets. TeraMetrix has not engaged in the Business and does not own any assets used in the Business.
(b)    Except as set forth in Section 4.8(b) of the Disclosure Schedules, all such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)    liens for Taxes not yet due and payable;
(ii)    mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or
(iii)    easements, rights of way, zoning ordinances and other similar encumbrances affecting the Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of the Leased Real Property and which do not render title to any Real Property unmarketable.
(c)    Other than with respect to the Excluded Assets and the services and support of the nature to be provided pursuant to the Transition Services Agreement, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted for the twelve months prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business. Except as set forth in Section 4.8(c) of the Disclosure Schedules, to the Sellers’ Knowledge, there are no facts or conditions that, individually or in the aggregate, materially interfere with the current use and operation of the Purchased Assets. Except as set forth in Section 4.8(c) of the Disclosure Schedules, none of the Excluded Assets are material to the Business. The geographic area in which Sellers have conducted the Business is the Territory.
4.9    Condition and Sufficiency of Assets. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property and, to Sellers’ Knowledge, except as set forth in Section 4.9 of the Disclosure Schedules, the buildings, plants and structures, included in the Purchased Assets are in adequate operating condition and repair for the uses to which they are being put, subject to normal wear and tear, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property and, to Sellers’ Knowledge, the buildings, plants and structures, is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
4.10    Real Property.
(a)    Sellers do not own any of the real property used in or necessary for the conduct of the Business.

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(b)    Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Sellers and used in or necessary for the conduct of the Business (together with all rights, title and interest of Sellers in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Sellers holds any Leased Real Property (collectively, the “Leases”). Sellers have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:
(i)    such Lease is valid, binding, enforceable and in full force and effect, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii)    the applicable Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of required notice and the expiration of any applicable cure period or the like, passage of time or both, would constitute such a breach or default, and such Seller has paid all rent due and payable under such Lease;
(iii)    the applicable Seller has not received nor given any notice of any default or event that with, if applicable, notice and lapse of any cure period or the like, passage of time or both, would constitute a default by such Seller under any of the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;
(iv)    the applicable Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v)    the applicable Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.
(c)    Sellers have not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.
(d)    The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business.

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4.11    Intellectual Property.
(a)    Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the Seller Group member who owns the underlying Intellectual Property Asset; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue or registration date, the filing date; and the current status (e.g., abandoned, expired, in use, etc.); (ii) all material unregistered Trademarks included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets other than Trade Secrets. For each of (ii)-(iv), Section 4.11(a) of the Disclosure Schedule identifies for each such item the Seller Group member who owns the underlying Intellectual Property Asset. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Sellers have provided Buyer with true and complete copies of file histories related to all Intellectual Property Registrations that are within the possession or control of the Seller Group. Except as set forth in Section 4.11(a) of the Disclosure Schedules, there are no actions that must be taken within 90 days after the Closing Date for the purposes of prosecuting, maintaining, or preserving or renewing any Intellectual Property Registrations, including the payment of any filing, registration, maintenance or renewal fees or the filing of any responses to or with any Governmental Authority, including office actions, documents, applications or certificates.
(b)    Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title and parties thereto. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on a Seller Group member in accordance with its terms and is in full force and effect except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Neither a Seller nor, to Sellers’ Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement. No Seller or Seller Affiliate has transferred ownership of any Intellectual Property to a third Person in the prior three years that was material to the Business at the time it was transferred.
(c)    The Seller Group member named on Section 4.11(a) of the Disclosure Schedules is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Intellectual Property Registrations and Intellectual Property Assets, free and clear of Encumbrances (it being understood and acknowledged that the foregoing representation and warranty does not constitute a representation and warranty of enforceability of any such Intellectual Property Registrations and Intellectual Property Assets). Except as set forth in Section 4.11(c) of the Disclosure Schedules, none of the Intellectual Property Assets will be subject to any Encumbrance as a result of any written agreement or, to the Knowledge of Sellers, other facts or

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circumstances existing before the date hereof. No Seller or Seller Affiliate (nor any of their predecessors-in-interest) has granted or agreed to grant, in each case in writing, any option or right to any Person to purchase any subsisting Intellectual Property Asset (in whole or in part) and none of the Intellectual Property Assets is subject to any reversionary interest or other interest created under any written Contract. No Seller or Seller Affiliate (or to the Knowledge of Sellers, any predecessor-in-interest) has received any written notice or written claim within the preceding three years challenging the exclusive ownership of any Intellectual Property Assets or suggesting that any Person other than a Seller, Seller Affiliate, or predecessor-in-interest has any claim of legal or beneficial ownership with respect thereto. Each Seller Group Member has the exclusive, unrestricted right to sue for past, present, and future infringement of the Intellectual Property Assets owned by such Seller Group member. Seller Group members (and their predecessor-in-interest) have entered into Contracts with each current and former employee in the form attached to Section 4.11(c) of the Disclosure Schedules and has entered into Contracts with each current and former independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of engagement with or for the benefit of Sellers whereby such independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such independent contractor within the scope of his or her engagement with such Seller; (ii) grants to such Seller a present, irrevocable assignment of any ownership interest such independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Sellers have provided Buyer with true and complete copies of all such Contracts.
(d)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets or any Intellectual Property subject to any Intellectual Property Agreement. Immediately after the Closing, Buyer will own all right, title, and interest in and to all Intellectual Property Assets on identical terms and conditions as Seller Group members enjoyed immediately prior to the Closing.
(e)    To Seller’s Knowledge, the Intellectual Property Registrations and Intellectual Property Assets are valid and enforceable. All Intellectual Property Registrations are subsisting and in full force and effect. Seller Group members have taken commercially reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements, except such Persons who have served as outside counsel to Sellers and who are under a similar duty of confidentiality under applicable law. No Seller or Seller Affiliate has received any written notice or written claim within the preceding three years challenging the validity or enforceability of any Intellectual Property Asset or alleging any misuse of any Intellectual Property Asset. To Sellers’ Knowledge, there has been no unauthorized use, access by, or disclosure to a third Person of Trade Secrets within the Intellectual Property Asserts. No source code of any Software within the Intellectual Property Rights has been licensed to a third Person or provided to a third Person other than to consultants and contractors performing work on behalf of a Seller who are bound by confidentiality obligations

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of customary scope with respect to such source code. No other Person has the right under a written agreement, contingent or otherwise, to obtain access to or use any source code associated with Software within the Intellectual Property Assets.
(f)    The conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets and the Intellectual Property licensed to or for the benefit of Sellers under the Intellectual Property Agreements in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. To the Knowledge of Sellers, the products, processes and services of the Business that are under development or that have not yet been sold or otherwise commercialized as of the Closing Date will not, in the form that they exist as of the Closing Date, infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of Sellers, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or the Intellectual Property licensed to or for the benefit of any Seller under the Intellectual Property Agreements.
(g)    There are no Actions (including any opposition, cancellation, revocation, review, or other post-grant proceeding) settled, pending or, threatened in writing (including in the form of offers to obtain a license), or, to Sellers’ Knowledge, otherwise threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by a Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by a Seller Group member alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets. Seller Group members are not aware of any facts or circumstances that give rise to any such Action. No Seller is subject to, no Intellectual Property Assets are subject to, and to the Knowledge of Sellers no Intellectual Property licensed to or for the benefit of any Seller under any Intellectual Property Agreements is subject to, any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use, licensing or other exploitation of any Intellectual Property Assets or Intellectual Property licensed to or for the benefit of a Seller under any Intellectual Property Agreement. Except as set forth in Section 4.11(g) of the Disclosure Schedules, no Seller Group member has, in the past three years, received any written notice, written claim, or written indemnification request asserting that any infringement, misappropriation, or violation of any Intellectual Property of a third Person is or was occurring, including in the form of written offers to a Seller Group member to take a license under any Patent owned by a third Person, in each case with respect to the conduct of the Business. Section 4.11(g) of the Disclosure Schedules includes a list of all written notices by or on behalf of any Seller Group member to a third Person in the past six years asserting that the third Person is or was infringing, misappropriating, or violating, or has infringed, misappropriated, or violated any Intellectual Property Asset or Intellectual Property licensed to or for the benefit of any Seller under the Intellectual Property Agreements, including in the form of written offers to take a license to any Intellectual Property.
(h)    No Open Source Materials have been incorporated into, linked, or used or distributed with any of the Software within the Intellectual Property Assets or any of the Software licensed by or for the benefit of any Seller in a manner that requires or conditions the licensing, sale, or distribution of such Software or derivative works thereof on: (i) publication or distribution

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of source code for such Software or derivative works thereof; (ii) permitting third Persons to make derivative works thereof; (iii) permitting third Persons to reverse engineer or replace portions of such Software or derivative works thereof; (iv) the granting of any licenses or covenants not to sue on any Patents with the Intellectual Property Assets; (v) limiting in any manner the ability to charge fees or otherwise seek compensation in connection with marketing, licensing or distribution of such Software or derivative works thereof or (vi) granting the right to decompile, disassemble, reverse engineer, or otherwise derive the source code or underlying structure of such Software or derivative works thereof.
(i)    Section 4.11(i) of the Disclosure Schedules: (i) identifies each standards-setting organization (including but not limited to ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which Sellers or any of their Affiliates is currently participating, or in which Sellers or any of their Affiliates have participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, in all cases, to the extent related to any Intellectual Property Asset (each a “Standards Body”); and (ii) sets forth a listing and description of the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such Standards Bodies, to which Sellers or any of their Affiliates is bound (collectively, “Standards Agreements”). True, complete and correct copies of all Standards Agreements have been delivered to the Buyer. Neither Sellers nor any of their Affiliates is bound by, or has agreed to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Person that requires or purports to require Sellers or any of their Affiliates (or, following the Closing Date, Buyer or any of its Affiliates) to contribute, disclose or license any Intellectual Property to such Person or its other members. No Seller Group member has made any written Patent disclosures to any Standards Body. Sellers are in material compliance with all Standards Agreements that relate to the Intellectual Property Assets. No Seller Group member is engaged in any material dispute with any Standards Body with respect to any Intellectual Property Asset or with any third Persons with respect to such Seller’s conduct with respect to any Standards Body.
(j)    Sellers have (a) complied with all Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information; and (b) taken commercially reasonable measures to ensure that all data and information owned or held by Sellers (including any Personally Identifiable Information) (collectively “Seller Data”) is protected against loss, damage and unauthorized access, use, modification or other misuse. To Sellers’ Knowledge, there has been no loss, damage or unauthorized access, use, modification or other misuse of any Seller Data. No Person has provided any notice, made any claim or commenced any Action with respect to loss, damage or unauthorized access, use, modification or other misuse of any Seller Data and, to Sellers’ Knowledge, there is no reasonable basis for any such notice, claim or Action.
(k)    All Software that constitutes Intellectual Property Assets is substantially free of any material defects, bugs and errors, and does not contain any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause

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unauthorized access to, or disruption, impairment, disablement or destruction of, Software, data, computer systems, networks, or other or other devices or materials.
(l)    Except as set forth on Section 4.11(l) of the Disclosure Schedules: (i) the Intellectual Property Assets constitute all of the material Intellectual Property owned by any Seller Group member that relates to, is used or held for use in or necessary for the Business as of the Closing Date and as planned to be conducted as of the Closing Date; and (ii) the Intellectual Property Assets, together with the Intellectual Property licensed to or for the benefit of Sellers under any Intellectual Property Agreements and Standard Licenses, constitute all of the Intellectual Property in which any Seller has any rights or interest that relates to, is used or held for use in or necessary for the Business as of the Closing Date and as planned to be conducted as of the Closing Date. No Seller Affiliate (other than as identified on Section 4.11(a) of the Disclosure Schedules) owns, directly or indirectly, or has any interest (including but not limited to license-based interests) in any Intellectual Property Asset or other Intellectual Property that relates to, is used or held for use in, or is necessary for the Business.
(m)    No funding or facilities of any Governmental Authority, or funding or facilities of a university, college, other educational institution or research center, was used in the development of any of the Intellectual Property Assets.
4.12    Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by a Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Sellers. Sellers have not received written notice that they will experience, in the foreseeable future, any difficulty in obtaining, in the desired quantity and quality, at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of the Products. A correct and complete description of the Inventory as of June 30, 2018, has been provided to Buyer.
4.13    Products. Section 4.13(a) of the Disclosure Schedules sets forth each product previously or currently marketed and sold and each service marketed and sold by Sellers in connection with the Business since January 1, 2015 (“Seller Products”). All Seller Products have conformed in all material respects with all applicable Contracts and all applicable express and implied warranties, the published product specifications of the Business and all regulations, certification standards and other requirements of any applicable Governmental Authority or any other agency, association, body or Person that provides certifications of such products, and, except for Ordinary Warranty Obligations, Sellers have no Liability for replacement or repair thereof or other damages in connection therewith. There are no defects in the design or technology embodied in any Products that impair or are likely to impair the intended use of such Products. Seller Products are sold in accordance with the standard terms and conditions (the “Standard Product Terms”) of Sellers attached to Section 4.13(b) of the Disclosure Schedules. No Product is subject to any guaranty, warranty or other indemnity beyond the applicable Standard Product Terms. To Sellers’

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Knowledge, Sellers have no Liability for any injury to individuals or property as a result of the ownership, lease, license, delivery, possession, sale, distribution, resale or use of any Product.
4.14    Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by a Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of a Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to commercially reasonable efforts by Buyer to collect such accounts and to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, to Seller’s Knowledge can reasonably be expected to be collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. A correct and complete description of the Accounts Receivable as of June 30, 2018, has been provided to Buyer.
4.15    Customers and Suppliers.
(a)    Section 4.15(a) of the Disclosure Schedules sets forth with respect to the Business (i) each of the top 20 customers of the Business, taken as a whole, by revenue for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. No Seller has received any written notice, or to the actual knowledge of Jean-Pierre Maufras, Scott A. Graeff and Dale E. Messick, has reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.
(b)    Section 4.15(b) of the Disclosure Schedules sets forth with respect to the Business (i) each of the top 20 suppliers to the Business, taken as a whole, by revenue for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No Seller has received any written notice, or to the actual knowledge of Jean-Pierre Maufras, Scott A. Graeff and Dale E. Messick, has reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.
4.16    Insurance. Section 4.16 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by a Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for each Seller since January 1, 2015. There are no claims related to the Business,

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the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither a Seller nor any of its Affiliates is in receipt of any current written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Sellers or any of their Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which a Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.
4.17    Legal Proceedings; Governmental Orders.
(a)    There are no Actions pending or, to Sellers’ Knowledge, threatened against or by a Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Sellers’ Knowledge, no event has occurred or circumstances exist that would give rise to, or serve as a basis for, any such Action.
(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.
4.18    Compliance with Laws; Permits.
(a)    Each Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets.
(b)    All Permits required for a Seller to conduct the Business or for the ownership and use of the Purchased Assets have been obtained by such Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.18(b) of the Disclosure Schedules lists all current Permits issued to a Seller which are related to the conduct of the Business or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or any cure period or the like, or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.18(b) of the Disclosure Schedules.
4.19    Environmental Matters.
(a)    The operations of each Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. No Seller has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to

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Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    Sellers have obtained and are in compliance with all Environmental Permits (each of which is disclosed in Section 4.19(b) of the Disclosure Schedules) necessary for the conduct of the Business or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law, and Sellers are not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Sellers are not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.
(c)    None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by a Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List under CERCLA, any other list of sites that have been the subject of releases of Hazardous Materials including the Superfund Enterprise Management System or any similar state list.
(d)    There has been no Release of Hazardous Materials with respect to the Business or the Purchased Assets or, to Sellers’ Knowledge, any real property currently or formerly owned, leased or operated by a Seller in connection with the Business. No Seller has received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by a Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, a Seller.
(e)    Section 4.19(e) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by a Seller and any predecessors in connection with the Business or the Purchased Assets as to which a Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List under CERCLA, any other list of sites that have been the subject of releases of Hazardous Materials including the Superfund Enterprise Management System or any similar state list, and no Seller has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by a Seller.
(f)    No Seller has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(g)    Sellers have provided or otherwise made available to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments,

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economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business which are in the possession or control of Sellers related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).
4.20    Employee Benefit Matters.
(a)    Section 4.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, termination, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Sellers for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Sellers or any of their ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).
(b)    With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

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(c)    Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA or multi-employer pension plan within the meaning of the Supplemental Pension Plans Act (Quebec), as amended (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.
(d)    Neither a Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to a single employer pension plan subject to Title IV of ERISA or a registered pension plan; or (vi) participated in a multiple employer welfare arrangements.
(e)    With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a single employer pension plan subject to Title IV of ERISA or a registered pension plan; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.
(f)    Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.
(g)    There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

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(h)    Neither a Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement or Contract with a Union.
(i)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Sellers do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(j)    Except as set forth in Section 4.20(j) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or termination pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.
4.21    Employment Matters.
(a)    Section 4.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors, consultants or interns of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) identification of commission, bonus or other incentive-based compensation or entitlement (if any) and (vi) state or province from which such person primarily provides services. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors, consultants or interns of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.
(b)    Seller is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of a Seller, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor

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disruption or dispute affecting a Seller or any employees of the Business. No Seller has duty to bargain with any Union.
(c)    Sellers are and have been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by a Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Sellers are in compliance with and have complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against any Seller pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.
(d)    Sellers have complied with the WARN Act, and it has no plans to undertake any action before the Closing Date that would trigger the WARN Act.
(e)    With respect to each Government Contract, each Seller is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Each Seller is not, and has not been for the past five years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. Sellers have not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.
4.22    Taxes. Except as set forth in Section 4.22 of the Disclosure Schedules:
(a)    All Tax Returns related to or including the Business, including its income, assets, payroll or operations, required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all

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respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid, and Seller has or will properly accrue on its books and records in accordance with GAAP any Tax which is not yet due.
(b)    Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.
(d)    Section 4.22(d) of the Disclosure Schedule sets forth a list of each jurisdiction where a Seller files a Tax Return relating to the Business and the type of Tax Returns filed during the past five years. Sellers have made available for review by Buyer true, correct and complete copies of all Tax Returns filed by or with respect to Sellers relating to the Business during the past five years and of all correspondence to or from a Taxing authority relating thereto and with respect to any
(e)    All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.
(f)    Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(g)    There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).
(h)    Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(i)    Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(j)    None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
4.23    Brokers. Except for B. Riley FBR, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of any Seller.

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4.24    Interested Party Transactions. No equityholder, officer, director, manager, employee, consultant or Affiliate of a Seller or any family member (whether by blood, marriage, domestic partnership or otherwise) of any of the foregoing owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than three percent of the equity of any such entity), or is an equityholder, officer, director, manager, employee or consultant of any Person that is a competitor, lessor, lessee, licensor, licensee, customer, supplier or distributor of Sellers or conducts a business similar to the Business. No equityholder, officer, director, manager, employee or consultant of Sellers or any family member (whether by blood, marriage, domestic partnership or otherwise) of any of the foregoing (a) owns or holds, directly or indirectly, in whole or in part, any interest of any kind in any Intellectual Property Asset or (b) has any material interest in any other property or asset used in or pertaining to the Business.
4.25    Propriety of Past Payments.
(a)    No unrecorded fund or asset of or relating to the Business has been established for any unlawful purpose. No accumulation or use of funds of Sellers in connection to the Business has been likewise made for unlawful purposes without being properly accounted for in the books and records of Sellers. No payment has been made by or on behalf of Sellers with respect to the Business and with the understanding that any part of such payment is to be used for any unlawful purpose other than that described in the documents supporting such payment.
(b)    Neither Sellers, nor, to Sellers’ Knowledge, any officers, directors, agents, employees, consultants, members, shareholders, managers, advisors or other Person acting for or on behalf of any Seller (to the extent related to the Business), has, directly or indirectly, offered, promised, authorized or made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to (i) influence an act or decision of any Governmental Authority (including a decision not to act); (ii) induce such a Person to use his or her influence to affect any Governmental Authority’s act or decision; (iii) obtain favorable treatment for Sellers or any Affiliate of Sellers in securing business; (iv) pay for favorable treatment for business secured for Sellers or any Affiliate of Sellers; (v) obtain special concessions (or for special concessions already obtained), or secure any improper advantage, for Sellers or any Affiliate of Sellers; or (vi) otherwise benefit Sellers in violation of FCPA or any other Law. Neither Sellers, nor, to Sellers’ Knowledge, any officers, directors, agents, employees, consultants, members, shareholders, managers, advisors or other Person acting for or on behalf of any Seller (to the extent related to the Business), have (1) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (2) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value. No officer, director, manager, employee, or, to the Sellers’ Knowledge, shareholder, consultant, advisor or other Person acting on behalf of Sellers is a government official, a political party or a candidate for political office.
(c)    Neither Sellers nor any officer or director or, to Sellers’ Knowledge manager, employee, shareholder, consultant, advisor or other Person acting on behalf of Sellers has been convicted of or pleaded guilty to an offense involving fraud or corruption, in any jurisdiction.

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(d)    Sellers have conducted the Business in compliance in all material respects with FCPA or any other applicable anti-bribery or anti-corruption applicable Law and have retained accurate books and records and instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
4.1    International Trade.
(a)    Except as disclosed in Section 4.26(a) of the Disclosure Schedules, Sellers are, and at all times within the past five years have been, in compliance, in all material respects, with all applicable International Trade Applicable Laws and Regulations. Sellers have, to Sellers’ Knowledge, not engaged in any activity with any Persons located in or organized under the laws of sanctioned territories (currently, as the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine) or any Person or entity designated by OFAC on the list of Specially Designated Nationals and Blocked Persons, insofar as such activities are prohibited under International Trade Applicable Laws and Regulations that apply to Sellers (to the extent related to the Business), and except as licensed by the cognizant Governmental Authority.  During the past five years, Sellers (to the extent related to the Business) have not submitted a voluntary or mandatory disclosure with respect to, or otherwise become aware of, a violation or potential violation of any International Trade Applicable Laws and Regulations by Sellers or initiated any investigation of an actual or potential violation of any International Trade Applicable Laws and Regulations by Sellers.  Except as set forth on Section 4.26(a) of the Disclosure Schedule, Sellers (to the extent related to the Business) have not received any written or, to the Knowledge of Sellers, other communication from any Government Authority that alleges that Sellers are not, or may not be, in compliance with, or have, or may have, any Liability under any International Trade Applicable Laws and Regulations. Sellers (to the extent related to the Business) have made available to Buyer accurate information concerning each license issued to Sellers (to the extent related to the Business) for the export of any controlled item, software, technology, technical data or defense service — or for the export to (or from) any sanctioned Person or geographical region — that is currently in effect or was in effect at any time within the last five years.
(b)    Section 4.26(b) of the Disclosure Schedules sets forth a true and correct list of each valid Export Authorization issued by a Governmental Authority, as well as each Export Authorization Application, to which Sellers are a party (to the extent related to the Business).
4.2    Full Disclosure. No representation or warranty by a Seller in this Agreement (including the Disclosure Schedules) or any Transaction Document contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

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Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof.
5.1    Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.
5.2    Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.
5.3    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
5.4    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Buyer.
5.5    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
5.6    No Reliance. Buyer has not relied on any statements or representations and warranties of Sellers or Luna or statements or information from any other Person outside of this Agreement, the Transaction Documents and the Disclosure Schedules.

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ARTICLE VI
COVENANTS
6.1    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers Group shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller Group shall use commercially reasonable best efforts to:
(a)    preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;
(b)    pay the debts, Taxes and other obligations of the Business when due;
(c)    not make, amend or terminate any election or change any accounting, method, practice or procedure if such election, amendment, termination or change would increase Taxes due from Buyer after the Closing with respect to the Business or the Purchased Assets;
(d)    continue to collect Accounts Receivable in a manner consistent with past practice;
(e)    maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(f)    continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(g)    defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;
(h)    perform all of its obligations under all Assigned Contracts;
(i)    maintain the Books and Records in accordance with past practice;
(j)    comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and
(k)    not take or permit any action that would cause any of the changes, events or conditions described in Section 4.6 to occur.
6.2    Access to Information. From the date hereof until the Closing, Seller Group shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its

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Representatives may reasonably request; and (c) instruct their Representatives to cooperate reasonably with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement or the right of Buyer to rely thereon.
6.3    No Solicitation of Other Bids.
(a)    Sellers shall not, and shall not authorize or permit any of their Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.
(b)    In addition to the other obligations under this Section 6.3, Seller shall promptly (and in any event within three Business Days after receipt thereof by a Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)    Each Seller agrees that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
6.4    Notice of Certain Events.
(a)    From the date hereof until the Closing, Seller Group shall promptly notify Buyer in writing of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or is reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or is reasonably be expected to result in, any representation or warranty made by a Seller hereunder not being true and correct or (C) has resulted in, or is reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied (other than those set forth in Section 7.2(d));

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(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, excluding for this purpose with respect to any Contract or Standard License for which such requirement need not be disclosed on Section 4.3 of the Disclosure Schedules;
(iii)    any notice or other communication from any Governmental Authority challenging the transactions contemplated by this Agreement; and
(iv)    any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)    Buyer’s receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.2 and Section 9.1(b)) or the right of Buyer to rely thereon and shall not be deemed to amend or supplement the Disclosure Schedules, except that corrections of inadvertent, immaterial omissions in the Disclosure Schedules will be treated as updates as of the date of this Agreement for such purposes. Notwithstanding anything else herein to the contrary, any unintentional breach by Sellers under Section 6.4(a) shall not be treated as a breach under Section 8.2(b).
(c)    Subject to Section 8.8, if Buyer, on the one hand, or Sellers, on the other hand, discovers the other’s breach of any provision in this Agreement (other than Articles IV or V), the discovering party shall promptly notify the breaching party and give the breaching party a reasonable opportunity to discontinue and/or cure such breach as promptly as possible; provided that any failure or delay in providing such notice will not affect the rights or obligations of any party except and only to the extent that, as a result of such failure, the party entitled to such notice is prejudiced thereby.
6.5    Employees and Employee Benefits.
(a)    Pursuant to the Transition Services Agreement, Sellers shall provide to Buyer the services of all or some employees of the Business who are actively at work on the Closing Date. At such time as the period for providing the services of any of such employees under the Transition Services Agreement ends (such date for any particular employee or group of employees is referred to as the “Employee Transition Date”), Sellers shall terminate any such employees other than the Quebec Employees. Buyer has communicated to Sellers that it, or one of its Affiliates, intends to offer employment to all such employees; provided, that this will be at Buyer’s sole discretion, and Buyer, or one of its Affiliates, may offer employment, on an “at will” basis, to any or all of such employees with such others being effective and conditional on Closing and the applicable Employee Transition Date. On the applicable Employee Transition Date, Buyer shall communicate to the Quebec Employees that it (or one of its Affiliates) is continuing their employment on the same or substantially the same terms and conditions, with recognition of their prior service with the Sellers. Buyer shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.5.

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(b)    Seller Group shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant, intern or volunteer of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay or termination pay for any period relating to the service with Sellers at any time on or prior to the Closing Date and Seller Group shall pay all such amounts to all entitled persons by or contemporaneously with the Closing Date.
(c)    Seller Group shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants, intern or volunteers of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller Group also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants, intern or volunteers of the Business which relate to events occurring on or prior to the Closing Date. Seller Group shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
6.6    Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all proprietary information, whether written or oral, concerning the Business, except to the extent that Sellers can show that such information (i) is generally available to and known by the public through no fault of a Seller, any of its Affiliates or their respective Representatives, (ii) is lawfully acquired by a Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (iii) any information previously publicly disclosed by Seller Group. For reason of clarity, the foregoing shall not prohibit disclosures and communications regarding the terms of this Agreement or the Transaction Documents (excluding the schedules thereto, which shall not be disclosed) and generally describing the transaction contemplated by this Agreement and Luna’s business and financial considerations regarding same and its effect upon Luna. If a Seller or any of its Affiliates or their respective Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use commercially reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
6.7    Non-Competition; Non-Solicitation.
(a)    For a period of five years commencing on the Closing Date (the “Restricted Period”), each Seller Group member shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer,

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supplier or licensor of the Business (including any existing or former client or customer of a Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller Group may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller Group is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person.
(b)    During the Restricted Period, each Seller Group member shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.5(a), or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.7(b) shall prevent a Seller Group member or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)    Each Seller Group member acknowledges that a breach or threatened breach of this Section 6.7 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller Group member of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.
(d)    Each Seller Group member acknowledges that the restrictions contained in this Section 6.7 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.7 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
6.8    Governmental Approvals and Consents.
(a)    Each party hereto shall, as promptly as possible, use commercially reasonable best efforts to (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become

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necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)    At the request of Buyer, Sellers and Buyer shall use commercially reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.3 of the Disclosure Schedules.
(c)    Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable best efforts to:
(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;
(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and
(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.
6.9    Books and Records.
(a)    In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:
(i)    retain the Books and Records (including personnel files) relating to periods prior to the Closing; and
(ii)    upon reasonable notice, afford Sellers’ Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records and the employees of Sellers hired by Buyer.
(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, Seller Group shall:
(i)    retain the books and records (including personnel files) of Seller Group which relate to the Business and its operations for periods prior to the Closing; and

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(ii)    upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.
(c)    Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.9 where such access would violate any Law.
6.10    Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII.
6.11    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), the Seller Group and Buyer (and its Affiliates) shall cooperate and provide an advance copy of any press release regarding the transactions contemplated by this Agreement to the other and reasonably accommodate any comments on same from the other and also cooperate as to timing. If Luna intends to file a Form 8-K with respect to the transactions contemplated by this Agreement, Luna shall provide a draft Form 8-K to Buyer at least two (2) Business Days prior to the intended filing date so that Buyer may review and comment on such draft Form 8-K. Unless Luna’s legal counsel otherwise advises Luna, the comments of Buyer shall be incorporated in the Form 8-K Filing. Notwithstanding the foregoing, in no event shall Luna include the Disclosure Schedules or schedules to other Transaction Documents in any Form 8-K or other public filing.
6.12    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of a Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
6.13    Receivables. From and after the Closing, if a Seller or any of its Affiliates receives or collects any funds attributable to any Accounts Receivable or any other Purchased Asset, such Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Luna within five Business Days after its receipt thereof.
6.14    Transfer Taxes. Sellers shall pay all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) when due. Buyer shall reimburse Sellers for fifty percent (50%) of the Taxes so paid by Sellers up to a maximum reimbursement of $20,000. Upon payment of such Taxes, Sellers will present a statement to Buyer setting forth the amount of the reimbursement to which Sellers are entitled under this Section 6.14 together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. Buyer will reimburse the paying party no later than ten Business Days after the presentation of the statement. Sellers shall, at their

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own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
6.15    Apportionment of Ad Valorem Taxes. All real property Taxes, personal property Taxes, and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Taxes”) will be apportioned between Sellers and Buyer based on the number of days of the taxable period ending on, and including, the Closing Date. Sellers will be liable for the proportionate amount of Apportioned Taxes attributable to days before or on the Closing Date and Buyer will be liable for the proportionate amount attributable to days after the Closing Date. Apportioned Taxes will be timely paid and all applicable filings, reports and returns will be filed as provided by applicable Laws. The paying party will be entitled to reimbursement from the non-paying party in accordance with this Section 6.15. Upon payment of Apportioned Taxes, the paying party will present a statement to the non-paying party setting forth the amount of the reimbursement to which the paying party is entitled under this Section 6.15 together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party will reimburse the paying party no later than ten Business Days after the presentation of the statement. The parties hereto shall cooperate, including, without limitation, during audits by taxing authorities, to avoid payment of duplicate or inappropriate Apportioned Taxes, and each party shall furnish, at the request of the other, proof of payment of any such Taxes that is a prerequisite to avoiding payment of a duplicate or inappropriate Apportioned Tax. In the event that any refund, rebate or similar payment is received by Buyer or Sellers for any Apportioned Tax, the parties hereto agree that such payment will be apportioned between Sellers and Buyer on the basis described in this Section 6.15.
6.16    Tax Certificates. Subject to the application of Section 6.12, Buyer and Sellers agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other documentation from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.
6.17    Export Authorizations. Buyer shall review Section 4.26(b) of the Disclosure Schedules and Sellers shall use commercially reasonable efforts prior to Closing to cooperate with Buyer in respect of any requested modifications thereto, as may be needed, immediately prior to the Closing to reflect all valid Export Authorizations and Export Authorization Applications, or for the transfer of same to Buyer or for Buyer to obtain. Buyer’s receipt of information pursuant to this Section 6.17 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.2 and Section 9.1(b)) or the right of Buyer to rely thereon and shall not be deemed to amend or supplement the Disclosure Schedules.
6.18    Insurance Claims. After the Closing, Buyer shall have the right to submit to Seller any claims for any Losses related to the Business that are covered by the Insurance Policies arising out of insured incidents to the extent occurring from the date coverage thereunder first commenced until Closing. With respect to any such claim, Seller shall submit such claim and use its commercially reasonable efforts to administer such claims on behalf of Buyer and to seek reasonable recovery under the applicable insurance provisions of the Insurance Policies covering Losses related to the

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Business to the same extent as it would if such Losses were Losses of Seller and to the extent that the terms and conditions of any such policies so allow and Seller shall pay to Buyer the amount of such recovery within 30 days after receipt thereof.
6.19    Apportionment of CAMs. Notwithstanding that Buyer will be assuming the obligation under the Lease to pay common area operating expenses, the amounts that are payable with respect to the current Lease year shall be apportioned between Sellers and Buyer based on the number of days of the current Lease year ending on, and including, the Closing Date. Sellers will be liable for the proportionate amount of any such expenses attributable to days before or on the Closing Date and Buyer will be liable for the proportionate amount of any expenses attributable to days after the Closing Date. Buyer will be entitled to reimbursement from Sellers in accordance with this Section 6.19. Upon payment of any amounts relating to such expenses, Buyer will present a statement to Sellers setting forth the amount of the reimbursement to which Buyer is entitled under this Section 6.19 together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. Sellers will reimburse Buyer no later than ten Business Days after the presentation of the statement. In the event that any refund or credit is received by Buyer with respect to such expenses for the current Lease year, the parties hereto agree that such payment will be apportioned between Sellers and Buyer on the basis described in this Section 6.19.
6.20    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances (including without limitation, conveyances by a member of Seller Group with respect to certain specified assets which may have been transferred by another member of Seller Group) and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Transaction Documents.
6.21    API Corporate Name. Within thirty (30) days of the date hereof, Seller Group shall take all action necessary to change the corporate name of API so that neither “API” nor “Advanced Photonix” is part of the corporate name and shall deliver to Buyer a copy of such name change as filed with the Delaware Secretary of State. Following such name change, API shall not thereafter change its corporate name to include either “API” or “Advanced Photonix.”
6.22    Data Room. Within fourteen (14) days of the date hereof, Seller Group shall provide Buyer with four CDs, each of which shall contain true and correct copies of all of the documents that had been placed in Donnelley Financial Solutions Venue virtual data room with respect to the transactions contemplated hereunder on or before the Closing Date.
ARTICLE VII
CONDITIONS TO CLOSING
7.1    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the

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transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b)    Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.3, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.
7.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of Sellers contained in Section 4.1, Section 4.2, Section 4.4 and Section 4.22, the representations and warranties of Sellers contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.1, Section 4.2, Section 4.4 and Section 4.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    Each Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c)    No Action shall have been commenced against Buyer or a Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)    All approvals, consents and waivers that are listed on Section 4.3 of the Disclosure Schedules shall have been received, and reasonable evidence thereof shall have been delivered to Buyer at or prior to the Closing.
(e)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(f)    Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 3.2(a).

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(g)    All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Sellers shall have delivered to Buyer written evidence, in form reasonably satisfactory to Buyer, of the release of such Encumbrances.
(h)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer on behalf of Sellers, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied (the “Seller Closing Certificate”).
(i)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) on behalf of Sellers certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(j)    Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that each Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by such Seller.
(k)    Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
7.3    Conditions to Obligations of Sellers. The obligations of Sellers and Luna to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ and Luna’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of Buyer contained in Section 5.1, Section 5.2 and Section 5.4, the representations and warranties of Buyer contained in this Agreement, the Transaction Document and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.1, Section 5.2 and Section 5.4 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

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(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)    Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 3.2(b).
(e)    Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer on behalf of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (the “Buyer Closing Certificate”).
(f)    Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) on behalf of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(g)    Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE VIII
INDEMNIFICATION
8.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in (i) Section 4.1(a), Section 4.2, Section 4.8, Section 4.17 and Section 4.23, Section 5.1, Section 5.2 and Section 5.4 shall survive indefinitely, and (ii) Section 4.18, Section 4.19, Section 4.20, Section 4.22, Section 4.25 and Section 4.26 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
8.2    Indemnification By Sellers and Luna. Subject to the other terms and conditions of this Article VIII, Sellers and Luna shall jointly and severally indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

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(a)    any inaccuracy in or breach of any of the representations or warranties of a Seller contained in this Agreement, the Transaction Document or in any certificate or instrument delivered by or on behalf of a Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any breach of any covenant, agreement or obligation to be performed by a Seller or Luna pursuant to this Agreement or any Transaction Documents (other than the Transition Services Agreement);
(c)    any Excluded Asset or any Excluded Liability;
(d)    Ordinary Warranty Obligations in excess of the reserve amount of Ordinary Warranty Obligations set forth in the final Closing Working Capital Statement;
(e)    any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising prior to the Closing Date;
(f)    any Third Party Claim based upon, resulting from or arising out of the use by a Seller Group member of post-employment covenants not to compete in the State of California or any other jurisdiction where such covenants are unlawful;
(g)    any Third Party Claim based upon, resulting from or arising out of the implementation by a Seller Group member of an alternative workweek schedule or the therefore consequential non-payment of overtime wages in accordance with applicable Laws; and
(h)    any Third Party Claim based upon, resulting from or arising out of the intellectual property assignment documents relating to any Intellectual Property included in the Purchased Assets.
8.3    Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b)    any breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any Transaction Document (other than the Transition Services Agreement);
(c)    any Assumed Liability; or
(d)    any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising on or after to the Closing Date.
8.4    Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:
(a)    Except as otherwise provided herein, Sellers and Luna will have no obligation to indemnify the Buyer Indemnitees pursuant to Section 8.2(a), and Buyer will have no obligation to indemnity the Seller Indemnitees pursuant to Section 8.3(a), unless the aggregate amount of all such Losses exceeds $100,000 (in which event Sellers or Buyer, as applicable, shall only be required to pay or be liable for Losses in excess of such amount).
(b)    no claim for Losses under Section 8.2(a) may be made (and no Losses may be recovered from Sellers) by any Buyer Indemnitee, and no claim for Losses under Section 8.3(a) may be made (and no Losses may be recovered from Buyer) by any Seller Indemnitee unless the amount of the Losses, in respect of any such breach exceeds $15,000 resulting from any single claim or series of related claims with respect to such breach.
(c)    Except as otherwise provided herein, the aggregate amount of all Losses for which Sellers and Luna shall be liable pursuant to Section 8.2(a), or Buyer shall be liable pursuant to Section 8.3(a), shall not, in either case, exceed $4,375,000 (the “Cap”).
(d)    The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.3(a) shall not exceed the Cap.
(e)    Notwithstanding the foregoing, the limitations set forth in Section 8.4(a) – (d) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.1(a), Section 4.2, Section 4.8, Section 4.17, Section 4.22, Section 4.23, Section 4.25, Section 5.1, Section 5.2 and Section 5.4 and the limitations set forth in Section 8.4(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.18 and Section 4.26.
(f)    For purposes of this Article VIII, the calculation of Losses pursuant to Section 8.2(a) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to a representation or warranty.
8.5    Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

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(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of or relating to the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iv) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (v) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (vi) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (vii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that (I) the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim, and (II) if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable

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fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.6) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party, involves no finding or admission of any violation of laws or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
8.6    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated (i.e., a court of competent jurisdiction has, in a judgment that has become final and that is no longer

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subject to appeal or review, determined) to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.
8.7    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
8.8    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.2 or Section 7.3, as the case may be.
8.9    Exclusive Remedies. Subject to Section 2.6, Section 6.6, Section 6.7, Section 9.2 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from actual fraud, criminal activity (requiring actual criminal prosecution) or intentionally harmful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives (other than under Section 2.6, Section 6.6, Section 6.7, Section 9.2 and Section 10.11), to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.
8.10    Net of Insurance and Tax Benefits. Losses under this Article VII shall be calculated net of (i) any insurance proceeds received by the Buyer Indemnitees or Seller Indemnitees, as the case may be, minus all costs and expenses incurred by such recipient in recovering such proceeds from its insurer (and the Buyer Indemnitees or Seller Indemnitees, as the case may be, shall use commercially reasonable efforts to pursue insurance coverage in respect of such Losses) and (ii) any tax benefits actually received by the Buyer Indemnitees or Seller Indemnitees, as the case may be. A “tax benefit” shall be treated as actually received to the extent that the amount of Taxes required to be paid by a Buyer Indemnitee or a Seller Indemnitee, as applicable, is reduced below the amount of Taxes that such Person would have been required to pay absent such Losses with respect to the same or immediately succeeding taxable year as the year in which such Losses occurred.

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ARTICLE IX
TERMINATION
9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Sellers and Buyer;
(b)    by Buyer by written notice to Sellers if:
(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within ten days of a Seller’s receipt of written notice of such breach from Buyer; or
(ii)    any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 31, 2018 unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)    by Sellers by written notice to Buyer if:
(i)    each Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Sellers; or
(ii)    any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 31, 2018 unless such failure shall be due to the failure of a Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)    by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
9.2    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)    as set forth in this Article IX and Section 6.6 and Article X hereof; and

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(b)    that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.
ARTICLE X
MISCELLANEOUS
10.1    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
10.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to any Seller or Luna:	c/o Luna Innovations Incorporated 301 1st Street, SW
Suite 200
Roanoke, Virginia 24011
E-mail: graeffs@lunainc.com
Attention: Scott. A. Graeff

with a copy to:	Woods Rogers PLC
Wells Fargo Tower, 14th Floor
10 S. Jefferson St.
Roanoke, Virginia 24011
E-mail: fkemper@woodsrogers.com
Attention: Fourd Kemper

If to Buyer:	OSI Optoelectronics, Inc. 12525 Chadron Avenue Hawthorne, CA 90250 E-mail: mmansouri@osi-systems.com Attention: Manoocher Mansouri

with a copy to:	OSI Systems, Inc. – Legal Department
12525 Chadron Avenue

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Hawthorne, CA 90250
Attn: Victor Sze, General Counsel
and
Loeb & Loeb LLP
10100 Santa Monica Boulevard
Suite 2200
Los Angeles, California 90067
Facsimile: (310) 919-3965
E-mail: aduboff@loeb.com
Attention: Allan B. Duboff, Esq.
10.3    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
10.4    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
10.5    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.7(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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10.6    Entire Agreement. This Agreement and the Transaction Documents and the Nondisclosure Agreement between Luna and OSI dated effective February 14, 2018, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede that certain letter agreement dated April 17, 2018 between OSI Systems, Inc. and Luna and all other prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
10.7    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of any Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.
10.8    No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
10.9    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Subject to Section 8.9, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
10.10    Governing Law; Venue.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)    ANY UNRESOLVED DISPUTE ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE DETERMINED BY ARBITRATION IN CHICAGO, ILLINOIS, BEFORE ONE (1) ARBITRATOR WHO SHALL BE A RETIRED JUDGE ADMITTED TO PRACTICE LAW IN THE STATE OF ILLINOIS. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS (OR ANY LIKE ORGANIZATION SUCCESSOR

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THERETO) PURSUANT TO ITS STREAMLINED ARBITRATION RULES AND PROCEDURES. THE ARBITRATOR SHALL FOLLOW ANY APPLICABLE FEDERAL LAW AND DELAWARE STATE LAW IN RENDERING AN AWARD. JUDGMENT ON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THIS CLAUSE SHALL NOT PRECLUDE THE PARTIES FROM SEEKING PROVISIONAL REMEDIES IN AID OF ARBITRATION FROM A COURT OF APPROPRIATE JURISDICTION. THE PARTIES FURTHER UNDERSTAND AND AGREE THAT THE ARBITRATOR’S DECISION SHALL BE CONFIDENTIAL AND FINAL AND BINDING TO THE FULLEST EXTENT PERMITTED BY LAW AND ENFORCEABLE BY ANY COURT HAVING JURISDICTION THEREOF.
10.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
10.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
LUNA INNOVATIONS INCORPORATED
By:     /s/ Scott A. Graeff
Name: Scott A. Graeff
Title: President and CEO
ADVANCED PHOTONIX, INC.
By:    /s/ Dale E. Messick
Name: Dale E. Messick
Title:Chief Executive Officer
ADVANCED PHOTONIX CANADA, INC.
By:    /s/ Dale E. Messick
Name: Dale E. Messick
Title: President
OSI OPTOELECTRONICS, INC.
By:    /s/ Manoocher Mansour
Name: Manoocher Mansour
Title:President